Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 9, 2018 (except for Note 21, as to which the date is March 29, 2018) in the Registration Statement on Form F-1 and related Prospectus of FirstCaribbean International Bank Limited dated March 30, 2018.

/s/ Ernst & Young LLP

New York, New York

March 30, 2018